Exhibit 10.4

Execution Copy

AMENDMENT NO. 2 TO LICENSE AGREEMENT

This Amendment No. 2 to License Agreement (this “Amendment”) is made and entered into as of March 29, 2019 (the “Amendment Date”), by and between Medgenics Medical Israel Ltd. (“Licensee”) , a company organized under the laws of the State of Israel and wholly owned subsidiary of Aevi Genomic Medicine, Inc., a Delaware corporation (“Aevi”), and The Children’s Hospital of Philadelphia, a non-profit entity organized and existing under the laws of Pennsylvania (“CHOP”). CHOP and Licensee are sometimes referred to in this Amendment individually as a “Party” and collectively as the “Parties.”

Whereas, CHOP and Licensee are parties to that certain License Agreement dated November 12, 2014, as amended by Amendment No. 1 to License Agreement effective on February 14, 2017 (the “License Agreement”);

Whereas, CHOP and Aevi have entered into that certain Agreement dated March 25, 2019 (the “CHOP-Aevi Agreement”), pursuant to which CHOP and Aevi agreed to amend the License Agreement to adjust Licensee’s option, assignment, and sublicensing rights under the License Agreement.

Now, Therefore, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties mutually agree as follows:

1.	Amendment of Section 2 (Definitions)

Effective as of the Amendment Date, the following definitions are included at the end of Section 2 of the License Agreement. Capitalized terms used but not otherwise defined in this Amendment have the meanings provided in the License Agreement.

“2.83 “Change of Control” means, with respect to Licensee or Aevi, the occurrence of any of the following:

i.       any “person” or “group” (as such terms are defined below): (a) is or becomes the “beneficial owner” (as defined below), directly or indirectly, of shares of capital stock or other interests (including partnership interests) of Licensee or Aevi then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of the directors, managers or similar supervisory positions (“Voting Stock”) of Licensee or Aevi representing fifty percent (50%) or more of the total voting power of all outstanding classes of Voting Stock of Licensee or Aevi; or (b) has the power, directly or indirectly, to elect at least one-half of the members of Licensee’s or Aevi’s board of directors, or similar governing body (“Board of Directors”); or

ii.       Licensee or Aevi enters into a merger, consolidation or similar transaction with another person (whether or not Licensee or Aevi is the surviving entity) and as a result of such merger, consolidation or similar transaction (a) the members of the Board of Directors of Licensee immediately prior to such transaction constitute less than a majority of the members of the Board of Directors of Licensee, Aevi, or such surviving person immediately following such transaction; or (b) the persons that beneficially owned, directly or indirectly, the shares of Voting Stock of Licensee or Aevi immediately prior to such transaction cease to beneficially own, directly or indirectly, shares of Voting Stock of Licensee or Aevi representing at least a majority of the total voting power of all outstanding classes of Voting Stock of the surviving person; or

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iii.       Licensee or Aevi sells, licenses, assigns or otherwise transfers to any Third Party, in one or more related transactions, properties or assets representing all or substantially all of Licensee’s or Aevi’s consolidated total assets or all of Licensee’sassets licensed under this Agreement; or

iv.       the holders of capital stock of Licensee or Aevi approve a plan or proposal for the liquidation or dissolution of Licenseeor Aevi.

For the purpose of this definition of “Change of Control,” (a) “person” and “group” have the meanings given such terms under Section 13(d) and 14(d) of the Securities Exchange Act of 1934 and the term “group” includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the said Act; (b) a “beneficial owner” will be determined in accordance with Rule 13d -3 under the aforesaid Act; and (c) the terms “beneficially owned” and “beneficially own” will have meanings correlative to that of “beneficial owner.”

Notwithstanding the foregoing, in no event shall a Change of Control result from CHOP and/or any of its Affiliates (including the CHOP Foundation) acquiring or having the right to acquire additional equity of or voting power over Licensee or Aevi or otherwise increasing its beneficial ownership of Licensee or Aevi, whether alone or as part of a group, or acquiring control through contract, representation on a governing body or otherwise.

2.84 “CHOP Agreements” means: (i) that certain Sponsored Research Agreement, dated November 12, 2014, as amended to date, by and between Licensee and CHOP; (ii) this License Agreement as amended to date; (iii) that certain License Agreement, dated September 9, 2015, by and between neuroFix, LLC (“neuroFix”) and CHOP, as amended to date; (iv) that certain License Agreement, dated December 18, 2017, by and between Aevi and CHOP; (v) that certain License Agreement, dated October 3, 2016, by and between Aevi (as successor in interest to Medgenics, Inc.) and CHOP; (vi) that certain License Agreement, dated October 20, 2016, by and between Aevi (as successor in interest to Medgenics, Inc.) and CHOP; and (vii) that certain Sponsored Research Agreement, dated October 1, 2015, by and between Aevi (as successor in interest to Medgenics, Inc.) and CHOP, as amended to date.

2.85 “CHOP Foundation” means The Children’s Hospital of Philadelphia Foundation, a non-profit entity organized and existing under the laws of Pennsylvania, located at 3401 Civic Center Blvd., Philadelphia, PA 19104.

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2.86 “Core Services Agreement” means that certain Core Services Agreement by and among CHOP and neuroFix, dated March 19, 2015, as amended to date.

2.87 “Note” means that certain convertible secured note issued by Aevi to CHOP in the amount of three million one hundred sixty-six thousand six hundred sixty-six dollars and sixty-four cents ($3,166,666.64) on March 29, 2019.

2.88 “Suspension Period” means from March 29, 2019 and until the date of repayment in full of the Note.”

2.	Amendment of Section 3 (Grant of Rights)

(a)       Amendment of Section 3.2.2, Option Exercise. Effective as of the Amendment Date, Section 3.2.2 of the License Agreement is hereby amended and restated to read in its entirety as follows:

“Option Exercise. Licensee may elect to exercise its option granted in Section 3.2.1 over a particular Invention by giving written notice to CHOP no later than two (2) months after the date CHOP’s Office of Technology Transfer provides a copy of the invention disclosure for such Invention to Licensee. Upon exercise of the option by Licensee with respect to an Invention, for a period ending on the date that is two (2) months after the date that the Licensee exercises its option over such Invention, the Parties shall negotiate in good faith for a license agreement for such Invention. After such time, if the Parties do not enter into a license agreement, all rights of Licensee relating to such Invention under this Agreement shallautomatically terminate.

Notwithstanding the foregoing, during the Suspension Period: (i) Licensee’s right to exercise the option granted to Licensee in Section 3.2.1 (and the associated exercise period for such option) will be suspended; and (ii) CHOP shall not grant an option or license to any Third Party for any intellectual property that is subject to Licensee’s suspended right to exercise the option granted in Section 3.2.1. For any Invention CHOP discloses to Licensee during the Suspension Period, Licensee may elect to exercise its option granted in Section 3.2.1 over such Invention no more than thirty (30) days following the expiration of the Suspension Period. Upon exercise of such option by Licensee within thirty (30) days following the expiration of the Suspension Period, for a period ending on the date that is two (2) months after the date that the Licensee exercises its option, the Parties shall negotiate in good faith for a license agreement for such Invention. After such time, if the Parties do not enter into a license agreement, all rights of Licensee relating to such Invention under this Agreement shall automatically terminate.”

(b)       Addition of Section 3.2.3, Mandatory Diligence Obligations. Effective as of the Amendment Date, the following text is hereby added as Section 3.2.3 of the License Agreement.

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“Mandatory Diligence Obligations. Any such exclusive license agreement shall include the objective diligence obligations contained in this Section 3.2.3. Within one (1) year after the date that Licensee exercises its option granted in Section 3.2, Licensee shall negotiate in good faith and execute a bona fide term sheet with a Third Party for a viable molecule to address the target that is the subject of the Invention. Licensee shall provide CHOP with a copy of such term sheet within five (5) days after execution of such term sheet. Within two (2) years after the date that Licensee executes such term sheet with a Third Party, Licensee shall initiate clinical trials (i.e., first dosing of first patient) for such molecule. If Licensee fails to meet either of the foregoing milestones (i.e., execution of term sheet or initiation of clinical trials within the required time period), then the definitive license agreement executed by the Parties with respect to the Invention for which Licensee exercised its option under Section 3.2.1 will automatically terminate.”

3.	Amendment of Section 4 (Sublicensing)

(a)       Amendment of Section 4.1, General. Effective as of the Amendment Date, Section 4.1 of the License Agreement is hereby amended and restated to read in its entirety as follows:

“General. Licensee shall not grant any Sublicenses under the Licensed Rights without prior written approval from CHOP. CHOP shall respond to each sublicensing request made by Licensee pursuant to this Section 4.1 within two (2) weeks of receipt of such request. Any Sublicense approved by CHOP shall be on terms and conditions in compliance with, and not inconsistent with, the terms of this Agreement, including any amendments hereto. If Licensee grants a Sublicense without CHOP’s prior written consent, this Agreement (including the licenses granted by CHOP to Licensee pursuant to Section 3.1 and any permitted sublicenses pursuant to Section 4.1) will automatically terminate.”

(b)       Amendment of Section 4.2.1.5. Effective as of the Amendment Date, Section 4.2.1.5 of the License Agreement is hereby amended and restated to read in its entirety as follows:

“a provision prohibiting the Sublicensee from granting further sublicenses under the Sublicense agreement or assigning the Sublicense agreement, in each case without the prior written consent of CHOP.”

4.	Amendment of Section 13 (Term Termination, and Modification of Rights)

Effective as of the Amendment Date, the following text is hereby added as Section 13.8 of the License Agreement.

“Termination by CHOP for Default. If the Licensee or an Affiliate of Licensee, including Aevi, fails to make any payment due under any of the CHOP Agreements or under the Core Services Agreement, then this Agreement (including the licenses granted by CHOP to Licensee pursuant to Section 3.1 and any permitted sublicenses pursuant to Section 4.1) will automatically terminate; provided that this Section 13.8 will not apply to any payment deferral or cancellation under the SRA to which the Parties mutually agree in writing. For clarity, Section 13.6 will apply to any termination of this Agreement pursuant to this Section 13.8.”

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5.	Amendment of Section 15 (General Provisions)

(a)       Amendment of Section 15.7, Assignment. Effective as of the Amendment Date, Section 15.7 of the License Agreement is hereby amended and restated to read in its entirety as follows:

“Assignment. This Agreement shall not be assigned or otherwise transferred by Licensee except with the prior written consent of CHOP. CHOP shall respond to each assignment or transfer request made by Licensee pursuant to this Section 15.7 within two (2) weeks of receipt of such request. Any purported assignment or transfer in contravention of this Section 15.7 shall be null and void and of no effectand, upon such purported assignment, this Agreement (including the licenses granted by CHOP to Licensee pursuant to Section 3.1 and any permitted sublicenses pursuant to Section 4.1) will automatically terminate. Assignment shall not relieve Licensee of its obligations under this Agreement, including, without limitation, the Guarantee contained on the Signature Page hereto.”

(b)       Addition of Section 15.22, Change of Control. Effective as of the Amendment Date, the following text is hereby added as Section 15.22 of the License Agreement.

“Change of Control. Licensee shall obtain CHOP’s written consent at least five (5) business days prior to the anticipated date of consummation of any Change of Control. Upon the consummation of any Change of Control by Licensee without CHOP’s prior written consent, this Agreement (including the licenses granted by CHOP to Licensee pursuant to Section 3.1 and any permitted sublicenses pursuant to Section 4.1) will automatically terminate.”

6.	Single Instrument.

This Amendment and the License Agreement, as amended and modified by this Amendment, shall constitute and shall be construed as a single instrument. The provisions of the License Agreement, as amended and modified by the provisions of this Amendment, are incorporated herein by this reference and are hereby ratified and reaffirmed.

7.	Counterparts.

This Amendment may be executed in counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument. This Amendment may be executed by electronic, facsimile or PDF signatures, which signatures shall have the same force and effect as original signatures.

Signature Page to Follow

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In Witness Whereof, the Parties have executed and delivered this Amendment as of the Amendment Date.

THE CHILDREN’S HOSPITAL OF PHILADELPHIA		MEDGENICS MEDICAL ISRAEL, LTD.

By:	/s/ Thomas Todorow	By:	/s/ Michael Cola

Name:	Thomas Todorow	Name:	Michael Cola

Title:	EVP + Chief Financial Officer	Title:	CEO

[Signature page to November 12, 2014 Medgenics Medical Israel, Ltd. License Agreement]